Exhibit 99.2 Conference Call Script

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER

AUGUST 6, 2008 @ 10:00 AM EST

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss second quarter results. Joining me today is John Foy, Chief Financial Officer and Katie Reinsmidt, Director of Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share are based upon a fully diluted converted share.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

 Stephen:

Thank you, Katie.

We were pleased to report 9.5% FFO per share growth this quarter, particularly in light of the retail climate. We were disappointed with our same-center NOI growth, which was impacted by the increase in bankruptcy and store closure activity; however, we are still seeing positive leasing progress as retailers focus on quality expansion. Our senior management team has weathered many previous economic downturns and we are confident we will work through this one as well.

Last week we were joined by representatives from the department stores, specialty retailers, area officials, lenders, as well as shoppers and other guests for the ribbon cutting for Pearland Town Center. Our new mixed-use center is located 20 miles south of Houston in Pearland, TX. The Houston market, including the Pearland sub-market, is experiencing considerable growth and Pearland Town Center is well-positioned to capitalize on this growth. This project represents our first mixed-use development incorporating retail, hotel, office, and residential components. Despite the retail climate, the CBL leasing team did an outstanding job and the center opened an impressive 85% leased and committed and 70% occupied. We are excited to share the news of this successful opening and invite you all to visit the center and experience the success for yourselves.

DEVELOPMENT REVIEW:

In addition to Pearland, we currently have four large new projects under construction plus 1.5 million square feet of additional development, expansion and redevelopment projects. These projects combined represent a total net investment of approximately $440 million through 2010. All the equity has been funded and construction financing for the balance of the cost is in place. While the leasing environment is challenging, we believe that each of these projects will have a strong grand opening similar to what we were able to accomplish at Pearland. One of these projects, The Promenade, in D'Iberville, MS, celebrated its groundbreaking in June. This 700,000 square foot power center project has commitments from retailers for approximately 405,000 square feet including Best Buy, Dick’s Sporting Goods, Marshalls, and others that will be announced shortly.

Our development project in Brazil, Plaza Macaé, is going extremely well. We anticipate opening in the fall 95% leased and committed. The Brazilian retail market fundamentals are very strong and while we will maintain a controlled international strategy, we believe this market will be a great source of growth for us. Our Brazilian joint venture partner, Tenco Realty, has identified several new opportunities that we are looking into and completing due diligence.

We also announced an expansion to our sustainability initiative in the second quarter. The program will address sustainability opportunities in the three major areas of our business including the corporate and regional offices, our properties and new developments. We are continuing to look for ways to make a positive impact on the markets we serve.

LEASING:
During the second quarter our leasing activity remained solid. We signed a total of approximately 1.4 million square feet of leases including approximately 557,000 square feet of development leases and 863,000 square feet of leases in our operating portfolio. The 863,000 square feet in our operating portfolio was comprised of 412,000 square feet of new leases and 451,000 square feet of renewal leases. To-date we have completed approximately 81% of our 2008 renewals.

For stabilized mall leasing year-to-date on a same space basis, we achieved an average increase of 11.6% over the prior gross rent per square foot.

Portfolio occupancy excluding the centers acquired in 2007 was flat year over year at 91.6%. Stabilized mall occupancy excluding centers acquired in 2007 declined 100 basis points to 91.2%.

BANKRUPTCY UPDATE:

Following the first quarter call we experienced a significant increase in bankruptcy activity. We are working to minimize down time on this space and have made headway in replacing some of the locations. Despite the increase in bankruptcies, store closures through the second quarter have amounted to less than one percent of total revenues.

The largest outstanding bankruptcy exposure is Steve & Barry’s. Since there is still uncertainty surrounding the future of this retailer, our guidance does not anticipate any lost income other than the write-off during the second quarter of accounts receivable of approximately $632,000. We have 21 Steve & Barry’s locations in our portfolio comprising 813,000 square feet and representing $7.3 million of annual gross rents.

In the meantime, we have a team in place exploring strategies to limit the impact should we receive some of the space back. They are developing a plan for each space which would include maximizing temporary income, as well as options for redevelopment, replacement with another junior anchor, alternative uses or sub-dividing the space. Most locations are between 25,000 and 35,000 square feet. Average gross rent for the Steve & Barry’s stores is approximately $9.00 per square foot.

RETAIL SALES:

Same-store sales declined 2.3% to $341 per square foot for reporting tenants 10,000 square feet or less in stabilized malls for the rolling twelve months ended June 30, 2008. Consumer sentiment continues to weigh on sales with traffic at the centers declining year-over-year. Same store sales held up best in the Midwest, Texas and the non-coastal southeast.

Now I will turn the call over to John for our financial review.

JOHN:

Thank you, Stephen.

FINANCIAL REVIEW:

We were pleased this quarter to achieve a 9.5% increase in FFO per share to $0.81, compared with $0.74 per share in the prior year period. Although lease termination fees and outparcel sales were $0.03 higher in the second quarter 2008 than the prior year, this was partially offset by an increase in the non-cash income tax provision. FFO was also reduced by an increase in the write off for bad debt and an increase in abandoned project cost. FFO was positively impacted by properties acquired in the prior year and lower interest expense on floating rate debt during the quarter.

Same-center NOI declined 0.8% for the quarter and declined 0.7% for the six months ended June 30, 2008 compared with the prior year. Excluding lease termination fees, same center NOI declined 1.8% for the quarter and declined 0.4% for the six months compared with the prior year period. Same-center NOI was negatively impacted by a $2.0 million increase in the write-off of bad debt for store closures as well as a year-over-year decline in occupancy. If you exclude lease termination fees and bad debt expense from both periods same-center NOI in the second quarter was flat and year-to-date was up 0.6%.

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Our cost recovery ratio for the quarter ended June 30, 2008, was 96.7% compared with 102.8% in the prior-year period. Excluding the bad debt expense in the quarter the cost recovery ratio would have been 100%. Today we are about 75% converted to fixed CAM. We anticipate the cost recovery ratio for the full year to be close to 100%.

•	G&A represented approximately 4.1% of total revenues in the second quarter ended June 30, 2008 compared with 4.3% of revenues for the quarter ended June 30, 2007.

•	Our debt-to-total market capitalization ratio was 68.6% as of the end of June compared with 53.2% as of the end of the prior year period. The increase in our debt-to-market cap is primarily a result of the decline in our stock price. All of our bank covenants are based on a gross asset value test and are not influenced by market volatility.

•	Variable rate debt was 15.1% of the total market capitalization as of the end of June versus 9.6% as of the end of the prior- year period. Variable rate debt represented 22.0% of CBL’s share of consolidated and unconsolidated debt compared with 18.1% in the prior year period.

•	Our EBITDA to interest coverage ratio for the quarter ended June 30, 2008, was 2.27 times compared with 2.35 times for the prior year period.

•	Our dividend payout ratio in the second quarter was 68% of FFO, which we are very comfortable with. We view the safety of the dividend to be very important.

GUIDANCE UPDATE:

We are maintaining our FFO guidance for 2008 range of $3.46 to $3.56 per share, which represents a 6.1% - 9.2% increase over 2007 FFO per share, excluding the prior year impairment charge for marketable securities. The guidance assumes NOI growth of 0.0% to 2.0%, excluding the impact of lease termination fees from both periods. At this time, we believe that the lower-end of this NOI range is more probable. The guidance incorporates the write-off of outstanding receivables for bankruptcies to-date, including $632,000 related to the recent Steve & Barry's bankruptcy filing, but does not anticipate any lost rent and common area maintenance reimbursements resulting from potential future Steve & Barry's store closures or other future store closures. The guidance also assumes outparcel sales of $0.12 to $0.16 per share and does not include any unannounced acquisitions or dispositions. Once the full impact of the Steve & Barry’s bankruptcy is known we will incorporate any closures or rental reductions in our quarterly update.

ACQUISITIONS/DISPOSITIONS:

In conjunction with the Starmount transaction, in the second quarter we sold one office building, Westridge Suites, located in Greensboro, NC for $1.2 million. Additionally, we have entered into a contract to sell New Garden Center a community center located in Greensboro, NC for $19.5 million. We anticipate closing the sale this month. As we announced on last quarter’s call, we completed the sale of five community centers located in Greensboro, NC in April for approximately $24.3 million to three separate buyers. All of the proceeds are used to reduce outstanding balances on the Starmount facilities. As of June 30 we had retired the $193 million bridge loan and have reduced the term loan balance to $240 million. We are continuing to market the remaining properties and will announce information on any additional sales quarterly.

FINANCING:

We are comfortable with our liquidity position and ability to fund our future capital needs. Excluding loans and facilities that have remaining extension options we have approximately $340 million of remaining maturities this year. We have term sheets and commitments in place and anticipate completing new loans within the next 60 days. The terms we are receiving on the loans are relatively favorable and we anticipate just a slight increase in the weighted average interest rate. The loans on Hanes Mall and Meridian Mall are fully non-recourse. Rivergate and Hickory Hollow Mall may include a portion that would be recourse to the company. We will provide specific loan information once we have closed. We also have approximately $305 million of maturing loan balances coming up in 2009 and are presently discussing refinancing options for these. These assets are all very high quality with low loan-to-values, so we anticipate benefiting from significant excess proceeds.

CONCLUSION:

In these tough economic times we are all experiencing the importance of strong relationships. Maintaining relationships with retailers as well as our financial partners is crucial. The successful opening of Pearland Town Center is evidence of how strong retailer relationships have benefited us. In addition, the completion of our new $228 million term loan with our banks at a spread of 150 to 180 over LIBOR likewise shows how the relationships with our banks and financial partners have been beneficial to us as well. There are many other examples that we could tell you about illustrating how our relationships, as well as the confidence in our management team by these industry leaders, enhances the ability of the CBL team to produce not only in good times but in challenging times as well. Senior management has gone through many other difficult times and we are determined to continue the success we have enjoyed over the years. Our ownership position in CBL continues to increase with management currently owning over 21% of the company. We believe that during these times we will see an increasing number of opportunities to grow our company in a very sound and secure way. We understand the vagaries and volatility of the market as well as the need to ensure that our company is run in a sound financial manner. We are operating proactively and believe we are positioned to weather the economic strains and strengthen CBL.

We appreciate your joining us today and would now be happy to answer any questions you may have.